Exhibit 99.1

AptarGroup, Inc. Reports First Quarter Results;
Announces Facility Consolidation Plan;
Declares Quarterly Dividend

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--April 15, 2009--AptarGroup, Inc. (NYSE:ATR) today reported first quarter results and announced a plan to consolidate several facilities. Also, the Board of Directors today declared a quarterly cash dividend of $.15 per share.

First Quarter 2009 Summary

  Sales volumes declined on general economic weakness
  Reported results were adversely affected by changes in currency exchange rates
  Underutilized capacity negatively impacted Beauty & Home segment income
  Profit margins improved in Pharma and Closures segments
  Facility consolidation plan announced

FIRST QUARTER RESULTS

For the quarter ended March 31, 2009, sales decreased 19% to $431.8 million from $532.3 million a year ago. Product and custom tooling sales declined 10%, changes in exchange rates accounted for an additional 10% decline and acquisitions contributed 1% to sales.

Commenting on the quarter, Peter Pfeiffer, President and CEO, said, “The challenging business conditions that we experienced in the fourth quarter of last year continued through the first quarter. Changes in currency exchange rates also had a negative impact on our results compared to the prior year.”

First Quarter Segment Sales Analysis
(Change From Prior Year)

	Beauty &			Total
	Home	Closures	Pharma	AptarGroup
Product and Custom Tooling Sales	-17%	-6%	-1%	-10%
Currency Effects	-9%	-10%	-10%	-10%
Acquisitions	1%	3%	1%	1%
Reported Change in Sales	-25%	-13%	-10%	-19%

Pfeiffer added, “Our Beauty & Home segment sales declined mainly due to a drop in demand from the fragrance/cosmetic market. Decreased sales to the personal care market in the Closures segment was partially offset by increased sales to the food/beverage market. Also, both the Beauty & Home and Closures segments experienced some increased price pressure. Our Pharma segment sales were stable and nearly equal to the prior year excluding currency effects.

On a consolidated basis, operating income declined 28% to $39.3 million, down from $54.7 million a year ago. Though we benefited from multiple cost reductions, the effects of the sales downturn were significant and we could not offset the resulting underutilized capacity in our Beauty & Home segment. Beauty & Home segment income declined 64% to $10.3 million. Despite decreased overall sales, Closures segment income increased 8% to $11.6 million primarily due to cost savings and the normal delay in the pass-through of lower resin costs. Pharma segment income declined 4% to $28.4 million due to currency effects.”

Diluted earnings per share decreased 27% to $.38 per share compared to $.52 per share in the prior year.

FACILITY CONSOLIDATION

The Company today announced a plan to consolidate two French dispensing closure manufacturing facilities and several sales offices in North America and Europe. The locations affected are part of AptarGroup’s Closures and Beauty & Home segments. The total costs associated with the consolidation plan are estimated to be approximately $6 million. The charges will be recorded in the quarter in which they are recognizable for accounting purposes with the majority expected in 2009. Annual savings are estimated to be approximately $3 million primarily beginning in 2010.

Commenting on the consolidation plan, Peter Pfeiffer stated, “These actions will better align our manufacturing activities with our customers’ needs and allow us to more cost-effectively manage our sales operations. These steps are in addition to our traditional cost containment efforts. We are streamlining our structure without sacrificing our ability to respond quickly to market demands.”

OUTLOOK

Pfeiffer commented, “Looking forward, our visibility continues to be very limited. Presently we expect that the conditions we experienced in the first quarter will continue into the second quarter. Excluding any effects of the facility consolidation plan, we expect diluted earnings per share for the second quarter of 2009 to be in the range of $.37 to $.42 per share compared to $.64 per share in the prior year.

Difficult economic conditions have historically presented opportunities as well as challenges. The present situation, severe as it may be, is no different. While future sales visibility remains low, presently we expect that demand, particularly in our Beauty & Home and Closures segments, will increase in the second half of the year. While we have been reducing costs, we have not reduced our research and development efforts. We believe that our strong balance sheet, experienced management team and dedicated employees will enable us to weather the current economic situation and that when conditions improve, our innovative new products will drive market share growth.”

OPEN CONFERENCE CALL

There will be a conference call on Thursday April 16, 2009 at 7:00 a.m. CDT to discuss AptarGroup’s first quarter results for 2009. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptargroup.com. Replay of the conference call can also be accessed on the Investor Relations page of the web site.

CASH DIVIDEND AND SHARE REPURCHASE PROGRAM

The Board of Directors declared a quarterly dividend of $.15 per share, payable May 20, 2009 to shareholders of record as of April 29, 2009. Also during the quarter, the Company repurchased approximately 177,000 shares of common stock for $4.8 million leaving approximately 4.4 million shares authorized for repurchase at the end of the first quarter.

AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the personal care, fragrance/cosmetic, pharmaceutical, household and food/beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit the AptarGroup web site at www.aptargroup.com.

This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management’s beliefs as well as assumptions made by and information currently available to management. Accordingly, AptarGroup’s actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, economic, environmental or political conditions in the various markets and countries in which AptarGroup operates, changes in customer and/or consumer spending levels; financial conditions of customers and suppliers; fluctuations in the cost of raw materials, components and other input costs; the Company’s ability to increase prices, contain costs and improve productivity; changes in capital availability or cost, including interest rate fluctuations; the competitive marketplace; fiscal and monetary policy; changes in foreign currency exchange rates; direct or indirect consequences of acts of war or terrorism; and labor relations. For additional information on these and other risks and uncertainties, please see AptarGroup’s filings with the Securities and Exchange Commission, including its Form 10-K’s and Form 10-Q’s. Readers are cautioned not to place undue reliance on forward-looking statements. AptarGroup undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)

(In Thousands, Except Per Share Data)
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31,
	2009	2008

Net Sales	$ 431,816	$ 532,258
Cost of Sales (exclusive of depreciation
shown below)	289,721	362,780
Selling, Research & Development and
Administrative	72,688	81,824
Depreciation and Other Amortization	30,101	32,955
Operating Income (1)	39,306	54,699
Other Income/(Expense):
Interest Expense	(3,447)	(4,607)
Interest Income	1,275	3,449
Equity in Results of Affiliates	0	97
Minority Interests	71	22
Miscellaneous, net	(119)	(944)
Income before Income Taxes	37,086	52,716
Provision for Income Taxes	10,421	15,815
Net Income	$ 26,665	$ 36,901

Net Income per Share - Basic	$ 0.39	$ 0.54
Net Income per Share - Diluted	$ 0.38	$ 0.52

Average Number of Shares – Basic	67,677	68,168
Average Number of Shares - Diluted	70,312	71,072

Notes to Condensed Consolidated Financial Statements:
(1) - Included in total Operating Income are expenses related to stock options of approximately $5.0 million in the first quarter of 2009 and $7.2 million in the first quarter of 2008.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
CONSOLIDATED BALANCE SHEETS

	March 31, 2009	December 31, 2008
ASSETS

Cash and Equivalents	$ 203,882	$ 192,072
Receivables, net	308,222	343,937
Inventories	221,254	244,775
Other Current Assets	73,356	78,965
Total Current Assets	806,714	859,749
Net Property, Plant and Equipment	696,865	720,882
Goodwill, net	221,141	227,041
Other Assets	23,194	24,150
Total Assets	$ 1,747,914	$ 1,831,822

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-Term Obligations	$ 74,960	$ 64,619
Accounts Payable and Accrued Liabilities	259,314	310,408
Total Current Liabilities	334,274	375,027
Long-Term Obligations	229,714	226,888
Deferred Liabilities	88,027	98,877
Total Liabilities	652,015	700,792
Stockholders' Equity	1,095,899	1,131,030
Total Liabilities and Stockholders' Equity	$ 1,747,914	$ 1,831,822

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
SEGMENT INFORMATION

	Three Months Ended
	March 31,

	2009	2008
NET SALES

Beauty & Home	$ 211,672	$ 283,763
Closures	117,176	134,276
Pharma	102,925	114,215
Other	43	4
Total Net Sales	$ 431,816	$ 532,258

SEGMENT INCOME (1)

Beauty & Home	$ 10,336	$ 28,400
Closures	11,617	10,804
Pharma	28,429	29,562
Corporate Expenses and Other	(11,124)	(14,892)
Income before Interest and Taxes	39,258	53,874
Less: Interest Expense, Net	2,172	1,158
Income before Income Taxes	$ 37,086	$ 52,716

SEGMENT INCOME %
Beauty & Home	4.9%	10.0%
Closures	9.9%	8.0%
Pharma	27.6%	25.9%

Income before Interest and Taxes	9.1%	10.1%

Notes to Condensed Consolidated Financial Statements:
(1) - The Company evaluates performance of its business units and allocates resources based upon income before interest expense in excess of interest income, stock option and certain corporate expenses, income taxes and unusual items. Prior year amounts have been revised to reflect the current method used to allocate certain corporate costs.

CONTACT:
AptarGroup, Inc.
Stephen J. Hagge
815/477-0424